EXHIBIT 99.1
Cathy Kawakami
Director, Investor Relations
Advanced Energy Industries, Inc.
cathy.kawakami@aei.com
970-407-6732
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES 2006 SECOND QUARTER FINANCIAL RESULTS
Revenue increases 11%, net income increases 42% over prior quarter;
Operating income up 46% sequentially
FORT COLLINS, Colo., July 26, 2006 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced financial results for the second quarter ended June 30, 2006.
Sales were $104.6 million for the second quarter of 2006, up 11.3% compared to $94.0 million for the first quarter of 2006, and up 24.2% compared to $84.2 million in the second quarter of 2005. Gross profit was $44.8 million, or 42.8% of sales, in the second quarter of 2006, compared to $38.6 million, or 41.0% of sales, in the first quarter of 2006, and $30.6 million, or 36.4% of sales, in the second quarter of 2005.
Second quarter 2006 income from operations was $19.2 million, or 18.4% of sales, an increase of 45.9% compared to $13.2 million, or 14.0% of sales in the first quarter of 2006. This compares to second quarter 2005 income from operations of $5.0 million, or 6.0% of sales. Second quarter 2005 income from operations includes $1.1 million of restructuring charges.
Second quarter 2006 net income was $18.2 million, or $0.40 per diluted share, up 42.3% compared to net income of $12.8 million, or $0.28 per diluted share in the first quarter of 2006, and $5.9 million, or $0.18 per diluted share in the second quarter of 2005.
Revenue for the six months ended June 30, 2006 was $198.5 million compared to $166.3 million for the first six months of 2005. Net income for the first six months of 2006 was $30.9 million, or $0.69 per diluted share, compared to $6.7 million, or $0.20 per diluted share for the first six months of 2005.

Advanced Energy Reports Second Quarter 2006 Results — Page 2
July 26, 2006
Dr. Hans Betz, president and chief executive officer of Advanced Energy, said, “Sales to semiconductor, flat panel display and architectural glass customers drove much of the second quarter demand with double-digit sequential growth in all three of these core markets. Unit sales of our Pinnacle DC power conversion system, a long-time market leader for a range of PVD applications in our core markets, reached an all-time record level. The recent announcements of power system orders from three solar panel manufacturers further demonstrate our success in leveraging our product portfolio across core and emerging market opportunities.”
Dr. Betz continued, “The results of our second quarter exceeded our target financial performance. We delivered 43 percent incremental operating margins for every revenue dollar above $60 million. These are goals that we’ve been driving toward for the past twelve months, and I thank Advanced Energy’s employees for their major contributions and successful execution of these critical corporate objectives. We continue to focus on further improving our financial performance and expanding our market presence in profitable growth areas.
Third Quarter 2006 Guidance
The Company anticipates third quarter sales in the range of $102 million to $106 million, and earnings per share in the range of $0.34 to $0.37, assuming a 12% effective tax rate.
Second Quarter 2006 Conference Call
Management will host a conference call today, Wednesday, July 26, 2006 at 5:00 pm Eastern time to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 2629324. The replay will be available through August 2, 2006. There will also be a webcast available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to high-technology, high-growth manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications.

Advanced Energy Reports Second Quarter 2006 Results — Page 3
July 26, 2006
Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.
Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq Global Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.
This press release contains certain forward-looking statements, including the company’s expectations with respect to Advanced Energy’s financial results for the third quarter of 2006 as well as other matters discussed in this news release that are not purely historical data. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries we serve including the semiconductor capital equipment and flat panel display industries, the timing of orders received from our customers, our ability to realize cost improvement benefits from the manufacturing initiatives underway, and unanticipated changes to our effective tax rate. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. Forward-looking statements are made and based on information available to us on the date of this press release.The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005
Sales	$104,571	$84,163	$93,950	$198,521	$166,339
Cost of sales	59,811	53,517	55,400	115,211	108,371

Gross profit	44,760	30,646	38,550	83,310	57,968

Operating expenses:
Research and development	10,804	10,220	10,459	21,263	20,475
Selling, general and administrative	14,241	13,814	14,405	28,646	26,539
Amortization of intangible assets	453	518	477	930	1,065
Restructuring charges	31	1,068	29	60	2,330

Total operating expenses	25,529	25,620	25,370	50,899	50,409
Income from operations	19,231	5,026	13,180	32,411	7,559

Other income (expense), net	741	(719)	1,833	2,574	(2,806)

Income from continuing operations before income taxes	19,972	4,307	15,013	34,985	4,753

Provision for income taxes	(1,947)	(1,430)	(2,252)	(4,199)	(1,959)

Income from continuing operations	18,025	2,877	12,761	30,786	2,794

Gain on sale of discontinued assets	138	2,645	—	138	2,645
Results of discontinued operations	—	427	—	—	1,244
Provision for income taxes	—	—	—	—	—

Income from discontinued operations	138	3,072	—	138	3,889

Net income	$18,163	$5,949	$12,761	$30,924	$6,683

Net income per basic share
Income from continuing operations	$0.40	$0.09	$0.29	$0.69	$0.09
Income from discontinued operations	$—	$0.09	$—	$—	$0.12
Basic earnings per share	$0.41	$0.18	$0.29	$0.69	$0.20

Net income per diluted share
Income from continuing operations	$0.40	$0.09	$0.28	$0.68	$0.08
Income from discontinued operations	$—	$0.09	$—	$—	$0.12
Diluted earnings per share	$0.40	$0.18	$0.28	$0.69	$0.20

Basic weighted-average common shares outstanding	44,704	32,797	44,571	44,638	32,776

Diluted weighted-average common shares outstanding	45,108	33,094	45,004	45,098	32,986

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$50,837	$52,874
Marketable securities	43,175	6,811
Accounts receivable, net	77,719	68,992
Inventories	59,822	56,199
Other current assets	4,170	6,773

Total current assets	235,723	191,649

Property and equipment, net	35,461	39,294

Deposits and other	1,784	3,808
Goodwill and intangibles, net	69,360	69,843
Customer service equipment, net	1,632	2,407
Deferred income tax assets, net	5,339	3,116

Total assets	$349,299	$310,117

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$22,283	$22,028
Other accrued expenses	26,975	23,977
Current portion of capital leases and senior borrowings	1,136	2,011

Total current liabilities	50,394	48,016

Long-term liabilities:
Capital leases and senior borrowings	1,982	2,179
Other long-term liabilities	1,280	2,492

Total long-term liabilities	3,262	4,671

Total liabilities	53,656	52,687

Stockholders’ equity	295,643	257,430

Total liabilities and stockholders’ equity	$349,299	$310,117